EXHIBIT 21
List of Subsidiaries of VNUS Medical Technologies, Inc.
VNUS Medical Technologies GmbH
Marktstrasse 2
71384 Weinstadt
Germany

VNUS Medical Technologies UK Ltd
Kenneth Dibben House
Enterprise Road
Southampton Science Park
Chilworth Hampshire
SO16 7NS